Exhibit 99.1

December 20, 2021	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Agrees to Acquire Ball Metalpack

Acquisition Complements Sonoco’s Largest Consumer Packaging Franchise

Transaction to Strengthen Cash Flows and Earnings

Further Expands Company’s Sustainable Packaging Portfolio

HARTSVILLE, S.C., U.S. – Sonoco (NYSE: SON), one of the largest sustainable global packaging companies, today announced it has entered into a definitive agreement to acquire Ball Metalpack, a leading manufacturer of sustainable metal packaging for food and household products and the largest aerosol producer in North America, for $1.35 billion in cash before taking into consideration tax benefits with an estimated net present value of approximately $180 million. Ball Metalpack is a joint venture owned by Platinum Equity (51 percent) and Ball Corporation (NYSE: BLL) (49 percent).

Previously part of Ball Corporation, Ball Metalpack, headquartered in Broomfield, Colorado, was formed in 2018 and has more than 100 years of experience in producing steel tinplate food and aerosol cans, as well as closures and packaging components from eight operations in Canton and Columbus, Ohio; Milwaukee and Deforest, Wisconsin; Chestnut Hill, Tennessee; Horsham, Pennsylvania; and Oakdale, California. Ball Metalpack is projected to generate approximately $850 million in revenue and $111 million of adjusted EBITDA in 2021.

“This acquisition fits our strategy of investing in Sonoco’s core businesses as it complements our largest Consumer Packaging franchise – our iconic global Paper Cans and Closures business. In addition, it further expands our already established sustainable packaging portfolio with metal packaging, which is the most recycled packaging substrate in the U.S.,” said Howard Coker, Sonoco President and CEO. “We’ve had a long relationship with the Ball Metalpack team, including previously owning and operating two of their manufacturing facilities in Canton. With a comprehensive and innovative product portfolio that has received significant recent investments in new technology and capacity, we believe the addition of Ball Metalpack will further strengthen our stable cash flow generation while driving solid earnings accretion.”

"Ball Corporation values its long-standing relationships with Platinum Equity and Sonoco. We are pleased with today’s Ball Metalpack news and the value we have collectively created across the tinplate steel packaging business. The joint venture sale is a positive move, and cash proceeds received from Ball’s minority interest will further benefit our shareholders," said John A. Hayes, chairman and CEO. "This agreement further enhances Ball’s ability to return value to shareholders via share buybacks and dividends, and to make EVA enhancing investments."

"Ball Metalpack has undergone a meaningful transformation over the past three years and is now ready to start a new chapter,” said Platinum Equity Partner Louis Samson. “We made substantial investments in equipment, technology and human capital so the business is very well positioned for continued growth, and we believe Sonoco is the ideal home going forward.”

Once the transaction is closed, Sonoco anticipates the acquired business’ financial results will be reported in the Company’s Consumer Packaging segment. Jim Peterson, who is CEO of Ball Metalpack and has more than 15 years of leadership experience in the metal packaging industry, will continue to lead the business along with a tenured management team that has more than 90 years of experience.

1 North Second Street

Hartsville, S.C. 29550 USA

843/383-7851

www.sonoco.com

Sonoco Agrees to Acquire Ball Metalpack - Page 2

There are no expected changes in operations or customer relationships as a result of the transaction. Closing of the transaction is subject to satisfaction of customary closing conditions, including regulatory review, and is expected to be completed in the first quarter of 2022.

Transaction Details

The purchase price for the acquisition is $1.35 billion in cash, subject to customary adjustments, including for working capital, cash and indebtedness. With the acquisition, Sonoco expects to realize tax benefits having an estimated net present value of approximately $180 million mostly as a result of the step up in tax basis of the assets from the acquisition and net operating loss carryforwards. In addition, Sonoco expects to realize at least $20 million in annual synergies from procurement and SG&A savings within three years. The transaction multiple, adjusted for tax benefits and synergies, is projected to be approximately 8.9 times Ball Metalpack’s 2021 adjusted EBITDA. The acquisition is expected to be immediately accretive to earnings per share in 2022, with additional accretion expected in 2023 from synergies, new business development and productivity improvements stemming from recent investments.

In connection with the transaction, Sonoco has obtained a commitment from JPMorgan Chase Bank, N.A. for a $1.0 billion senior unsecured bridge loan facility, subject to customary conditions. The Company currently intends to replace the bridge facility prior to the closing of the acquisition with permanent financing, which may include the issuance of debt securities and a term loan facility.

Sonoco is committed to its investment grade credit rating and expects to focus its increased cash flow to support deleveraging within two years, while continuing to return cash to shareholders by growing dividends from increased earnings.

Advisors

J.P. Morgan Securities LLC is serving as exclusive financial advisor to Sonoco and Freshfields Bruckhaus Deringer LLP is serving as legal advisor. Goldman Sachs is serving as financial advisor to Ball Metalpack on the sale to Sonoco. Latham & Watkins LLP is serving as Platinum Equity’s legal counsel on the transaction. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Ball Corporation.

Investor Conference Call Webcast

Sonoco management will conduct a conference call and webcast with investors to further discuss this transaction beginning at 10:00 a.m. ET today. The live webcast link and corresponding presentation can be accessed at http://investor.sonoco.com. The conference call dial-in is (844) 229-9562 and for international callers at +(574) 990-0804. The conference call passcode is 9874549 for both U.S. and international calls. A telephonic replay of the event will be available starting at 1 p.m. ET today to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 9874549. The archived telephonic replay will be available through December 30, 2021.

Forward-looking Statements

This news release and related investor presentation include forward-looking statements. Such forward-looking statements are based on current expectations, estimates and projections about Sonoco and Ball Metalpack, the industry and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning Sonoco’s and Ball Metalpack’s future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including the ability of the parties to complete the transaction on the anticipated timetable, the parties’ ability to satisfy the closing conditions to the transaction and the ability of Sonoco to realize the anticipated benefits and synergies from the transaction. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

Sonoco Agrees to Acquire Ball Metalpack - Page 3

About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of consumer, industrial, healthcare and protective packaging. With annualized net sales of approximately $5.5 billion, the Company has approximately 19,000 employees working in more than 300 operations in 34 countries, serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company was listed as one of Fortune’s World’s Most Admired Companies for 2021 as well as Barron’s 100 Most Sustainable Companies for the third-consecutive year. For more information, visit www.sonoco.com.

About Ball Metalpack

Ball Metalpack supplies innovative, sustainable steel packaging solutions for food and aerosol products in North America. With about 1,300 employees, the private company is based in Broomfield, Colorado, with eight U.S. plants. Ball Metalpack was formed in June 2018 as a joint venture between majority owner Platinum Equity and Ball Corporation. Further information is available at www.ballmetalpack.com.

###